Exhibit 99

The McGraw-Hill Companies Reports 12.8% Increase in Earnings Per Share for 2005

Revenue Grows by 14.3%

          NEW YORK, Jan. 25 /PRNewswire-FirstCall/ -- The McGraw-Hill Companies (NYSE: MHP) today reported a 12.8% increase for 2005 diluted earnings per share from continuing operations of $2.21, which includes a $0.01 gain on the sale of Corporate Value Consulting, a $0.04 restructuring charge, and a $0.03 increase in income taxes on the repatriation of funds. The 2004 diluted earnings per share from continuing operations of $1.96 included a $0.05 reduction of accrued tax liabilities following the completion of various federal, state, local and foreign audits.

          Net income for 2005 increased 11.7% to $844.3 million.

          Revenue for 2005 grew 14.3% to $6.0 billion.

          For the fourth quarter of 2005, diluted earnings per share from continuing operations were $0.50, including a $0.04 restructuring charge and a $0.03 increase in income taxes on the repatriation of funds. Diluted earnings per share from continuing operations for the fourth quarter of 2004 were $0.49.

          Net income for the fourth quarter of 2005, reflecting a pre-tax restructuring charge of $23.2 million and a $10 million increase in income taxes on the repatriation of funds, was $189.3 million.

          Revenue increased 13.2% in the fourth quarter to $1.5 billion.

          “Record results at Standard & Poor’s and a strong finish to an outstanding year in the education market were our growth engines in the fourth quarter and for 2005,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies.

          Education:     “Revenue for this segment in 2005 increased by 11.5% to $2.7 billion while operating profit grew by 20.6% to $410.2 million. The operating margin for 2005 was 15.4%, up from 14.2% a year ago.

          “In the fourth quarter, revenue for the segment increased 12.1% to $593.5 million. Operating profit grew by 27.7% to $36.5 million. Foreign exchange rates decreased revenue by $0.7 million and had a slightly negative impact on operating profit in the fourth quarter.

          “The McGraw-Hill School Education Group’s revenue grew by 18.5% to $1.5 billion in 2005 and by 23.6% to $267.5 million in the fourth quarter.

          “The McGraw-Hill Higher Education, Professional and International Group’s revenue increased by 3.5% to $l.2 billion in 2005 and by 4.2% to $325.9 million in the fourth quarter.

          “In the best year so far in this promising decade for the U.S. elementary- high school market -- industry sales were up 10.7% through November, according to the Association of American Publishers -- we had outstanding results and captured share. Our ability to capitalize on the strong 2005 state new adoption market was key.

          “Texas presented the single largest opportunity in the state new adoption market with dual funding of materials for Proclamation 2001 and Proclamation 2002. With a 57% market share in K-12 music and a 43% share in K-12 health, we were the overall leader in Texas, capturing 33% of the available funds.

          “Delayed ordering in Texas skewed the timing of sales, pushing some business into the fourth quarter and possibly into early 2006. Late orders from California and South Carolina were also factors in the fourth quarter. In California, we benefited from the late buying of basal materials and an increase in supplemental sales stimulated by the fourth quarter release of English-Language Learners grants to local districts. In December, South Carolina purchased our text, Journey Across Time, for all seventh grade social studies classes in the state.

          “Social studies provided the largest opportunity outside Texas in 2005 and we led the market with a powerful performance at the secondary level, taking a 49% share in all states adopting the subject for grades 6-12. We had outstanding capture rates in K-12 health, science, art and music and in 6-12 mathematics.

          “We also achieved gains in the open territories as well as the supplemental market.

          “Reading First, a key program created as part of the No Child Left Behind Act, produced incremental revenue in the fourth quarter and for the year.

          “The No Child Left Behind Act also continues to expand the testing market as states prepare for the first time to test all students in grades three through eight in reading and math before the end of the current academic year. We realized incremental revenue in 2005 and in the fourth quarter stemming from the federal mandate, but increased state demand for customized tests continues to put pressure on our margins.

          “Strong ordering in December for second semester classes enabled our Higher Education, Professional and International Group to gain share in the U.S. college market in 2005. All our major imprints -- Business and Economics; Humanities, Social Science and Language; and Science, Engineering and Math --  grew in 2005. Best sellers for 2005 were: McConnell and Brue, Economics, 16/e; Garrison, Managerial Accounting, 11/e; Nickels, Understanding Business, 7/e; Silberberg, Chemistry, 4/e; Kamien, Music: An Appreciation, 5/e; Knorre, Puntos de Partida, 7/e.

          “In professional markets, we finished with a solid gain in the fourth quarter. New business and education titles helped produce the upswing. Our digital subscription products, led by Access Medicine, also contributed to our growth in professional markets.

          “The leading best sellers for the fourth quarter were: Current Medical Diagnosis and Treatment, 2006/e; QuickBooks 2006: The Official Guide; premier edition, First Aid Clinical Cases for the USMLE Step 1, 2006/e; Harrison’s Principles of Internal Medicine, 16/e; The Millionaire Maker.

          “Internationally, softness in Spanish-language markets offset modest growth by English-language products for 2005.  In the fourth quarter, both product lines declined.

          Financial Services:  “For 2005, revenue in this segment grew by 16.8% to $2.4 billion and operating profit increased by 21.4% to $1.0 billion compared to 2004. The operating margin expanded to 42.5% from 40.8% in 2004.

          “In the fourth quarter of 2005, revenue for Financial Services grew by 10% to $650.4 million. Excluding the prior year revenue of $32.4 million from Corporate Value Consulting, which was sold at the end of September 2005, fourth quarter revenue increased by 16.4% on a non-GAAP basis. Operating profit for the fourth quarter increased 14.9% to $286.5 million. The operating margin improved to 44.0% from 42.2% for the same period a year ago. Foreign exchange rates decreased revenue by $9.0 million and negatively impacted operating profit by $1.9 million in the fourth quarter.

          “The record revenue, operating profit and operating margin for both 2005 and the fourth quarter underscore another outstanding performance by Standard & Poor’s in global financial markets.

          “A strong worldwide structured finance market was key to double-digit growth in U.S. and international ratings in 2005. International ratings accounted for 37% of ratings revenue in 2005, slightly higher than last year.

          “In the fourth quarter of 2005, U.S. ratings benefited from a late surge in structured finance activity to outpace international results. For the fourth quarter of 2005, international ratings accounted for 38.4% of revenue, down from 39.3% in 2004. More challenging year-to-year comparisons, especially in Europe, were also a key factor in the fourth quarter.

          “Structured finance finished the year strongly, producing 73.2% of the revenue growth in Financial Services in the fourth quarter.  In 2005, structured finance represented 40.3% of Financial Services’ revenue growth. U.S. residential mortgage-backed securities, U.S. commercial mortgage-backed securities and collateralized debt obligations hit record levels in the fourth quarter as issuers continued to take advantage of low interest rates, improving credit quality and innovative new structures.  Ratings also benefited from a solid fourth quarter in the U.S. asset-backed securities market. With the Securities and Exchange Commission requiring more disclosure under Regulation AB on January 1, 2006, there also was some acceleration of deals closed in the fourth quarter.

          “Refunding activity kept public finance growing in the fourth quarter. Corporate finance, which includes financial services, contributed 17% to Financial Services’ revenue growth in 2005 and 31% in the fourth quarter despite declines in high yield and investment grade issuance.

          “New issue dollar volume increased in the U.S. and European bond markets in the fourth quarter versus the same period in 2004, according to reports from Securities Data Corporation and Harrison Scott Publications.

          “In the U.S., total new issue dollar volume increased 23.5%. Corporate new issuance was up 0.l%. Public finance grew by 12.3%. Mortgage-Backed Securities issuance was up 33.0%. Asset-Backed Securities were up 81.7%.

          “In Europe, new issue dollar volume was up 23.7%.

          “S&P also benefited from growth of ratings and services that are not tied to new issuance. These services accounted for 22% of ratings revenue in the fourth quarter and 21.2% for 2005. Growth in Bank Loan Ratings, Counterparty Credit Ratings, Financial Strength Ratings and Ratings Evaluation Services all produced gains for the fourth quarter and the year.

          “In equity markets, S&P continues to expand and grow. Assets under management in exchange-traded funds based on S&P indexes ended 2005 at $135.l billion, an l8.8% increase over 2004. The exchange-traded funds using S&P indexes attracted record inflows in November to post 17 consecutive quarters of double-digit growth in assets under management. The average daily trading volume of derivative contracts based on S&P indexes increased for 2005 and the fourth quarter at both the Chicago Board Options Exchange and the Chicago Mercantile Exchange.

          “Sales of data and information products grew as we continue to leverage the combined client bases, content and delivery platforms from Capital IQ and S&P.

          Information and Media Services:  “In 2005, revenue for this segment increased 16.4% to $931.1 million compared to 2004. J.D. Power and Associates, which was acquired on April 1, 2005, accounted for $144.7 million of the segment’s revenue, but had no material impact on operating profit.

          “Operating profit for the segment in 2005 declined 49.2% to $60.6 million primarily due to softness in advertising.

          “In the fourth quarter, revenue increased 23.4% to $297.5 million, including $60.1 million from J.D. Power and Associates, which had no material impact on operating profit in this period. Operating profit in the fourth quarter declined 47.8% to $29.8 million compared to the same period last year. Foreign exchange rates reduced revenue by $ 1.0 million but contributed $0.6 million to operating profit in the fourth quarter.

          “The cyclical decline of advertising in a non-election year led to a 1.7% reduction in revenue to $112.2 million at the Broadcasting Group in 2005 and a 5.6% drop to $32.4 million in the fourth quarter compared to the same period last year. An increase in local-time sales enabled the stations to offset part of the decline in political advertising in 2005.

          “Revenue for the Business-to-Business Group, which includes BusinessWeek, J.D. Power and Associates, construction, aviation and energy products and services, grew by 19.4% to $818.9 million in 2005 and by 28.2% to $265.0 million in the fourth quarter.  The revenue increases in both periods reflect the acquisition of J.D. Power and Associates.

          “A solid performance in the U.S. non-automotive business helped keep J.D. Power and Associates moving ahead during the year and in the fourth quarter.

          “Advertising pages at BusinessWeek declined 18.8% in the fourth quarter and 12.8% for the year, according to the Publishers Information Bureau.  For revenue recognition, there were 50 issues in 2005 compared to 51 in 2004.

          “In the construction market, softness in sales of the Sweets File in the fourth quarter offset gains in both advertising and at the McGraw-Hill Construction Network.

          “In a volatile energy marketplace, our news and pricing services benefited from increased demand by energy professionals and traders for accurate, transparent and real-time prices.

          “In aerospace and defense, we benefited from the shift of the annual Maintenance, Repair and Overhaul Conference in Europe from the third quarter in 2004 to the fourth quarter in 2005.

          The Outlook:  “In 2006, we confidently expect The McGraw-Hill Companies to produce another year of earnings growth.  It will be a more challenging year in the K-12 education marketplace, which will decline in 2006 after a very strong performance in 2005.  “We also expect another very good performance from Financial Services, which once again is expected to achieve a double-digit increase in revenue -- excluding revenue from Corporate Value Consulting which was divested in 2005 -- and a double-digit increase in operating profit.”

          Conference Call/Webcast Details: The Corporation’s senior management will review the fourth quarter 2005 earnings results on a conference call scheduled for this morning, January 25th, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations website at www.mcgraw-hill.com/investor_relations. To participate by telephone, please dial-in by 8:20 AM Eastern Time and register before the start of the call. Domestic participants may call toll-free (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. The conference call will also be Webcast. Go to the Corporation’s Investor Relations website and click on the Earnings Announcement link under Investor Presentation Webcasts. At the Event Details screen, select the Webcast link. You will need Windows Media Player. The prepared remarks and slides will be available for downloading from the Investor Relations website’s Investor Presentations archive several hours after the end of the call and a Webcast replay will be available until February 1, 2006.

          The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions, the health of capital and equity markets, including possible future interest rate changes, the pace of recovery in the economy and in advertising, the level of expenditures in the education market, the successful marketing of competitive products and the effect of competitive products and pricing.

          About The McGraw-Hill Companies:

          Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 290 offices in 38 countries. Sales in 2005 were $6.0 billion. Additional information is available at http://www.mcgraw-hill.com.

The McGraw-Hill Companies
Statements of Income
Periods ended December 31, 2005 and 2004
(in thousands, except per share data)
(unaudited)

	Three Months			Twelve Months

	2005	2004	%Change	2005	2004	%Change

Revenue	$1,541,318	$1,361,833	13.2	$6,003,642	$5,250,538	14.3
Expenses, net	1,225,756	1,060,167	15.6	4,638,478	4,075,848	13.8

Income from operations	315,562	301,666	4.6	1,365,164	1,174,690	16.2
Interest (income)/ expense	(1,816)	20	N/M	5,202	5,785	(10.1)

Income from continuing operations before taxes on income	317,378	301,646	5.2	1,359,962	1,168,905	16.3
Provision for taxes on income	128,066	111,609	14.7	515,656	412,495	25.0

Income from continuing operations	189,312	190,037	(0.4)	844,306	756,410	11.6

Discontinued operations:
Loss from operations of discontinued component	—	—	N/M	—	(931)	N/M
Income tax benefit	—	—	N/M	—	(344)	N/M

Loss from discontinued operations	—	—	N/M	—	(587)	N/M

Net income	$189,312	$190,037	(0.4)	$844,306	$755,823	11.7

Earnings per common share:
Basic earnings per share:
Income from continuing operations	$0.51	$0.50	2.0	$2.25	$1.99	13.1

Net income	$0.51	$0.50	2.0	$2.25	$1.99	13.1

Diluted earnings per share:
Income from continuing operations	$0.50	$0.49	2.0	$2.21	$1.96	12.8

Net income	$0.50	$0.49	2.0	$2.21	$1.96	12.8

Dividend per common share	$0.165	$0.150	10.0	$0.660	$0.600	10.0

Average number of common shares outstanding:
Basic	374,001	379,270		375,006	379,688
Diluted	382,362	386,608		382,570	385,824

N/M - not meaningful

The McGraw-Hill Companies
Operating Results by Segment
Periods ended December 31, 2005 and 2004

	Revenue

(unaudited)	2005	2004	% Favorable (Unfavorable)

	(dollars in thousands)
Three Months
McGraw-Hill Education	$593,454	$529,320	12.1
Financial Services	650,411	591,382	10.0
Information and Media Services	297,453	241,131	23.4

Total revenue	$1,541,318	$1,361,833	13.2

	Revenue

(unaudited)	2005	2004	% Favorable (Unfavorable)

	(dollars in thousands)
Twelve Months
McGraw-Hill Education	$2,671,732	$2,395,513	11.5
Financial Services	2,400,809	2,055,288	16.8
Information and Media Services	931,101	799,737	16.4

Total revenue	$6,003,642	$5,250,538	14.3

The McGraw-Hill Companies
Operating Results by Segment
Periods ended December 31, 2005 and 2004

	Operating Profit

(unaudited)	2005		2004	% Favorable (Unfavorable)

	(dollars in thousands)
Three Months
McGraw-Hill Education	$36,449		$28,553	27.7
Financial Services	286,458		249,332	14.9
Information and Media Services(b)	29,785		57,013	(47.8)

Total operating segments	352,692		334,898	5.3
General corporate expense	(37,130)		(33,232)	(11.7)
Interest income / (expense)	1,816		(20)	N/M

Total operating profit	$317,378	*	$301,646 *	5.2

	Operating Profit

(unaudited)	2005	2004	% Favorable (Unfavorable)

	(dollars in thousands)
Twelve Months
McGraw-Hill Education	$410,213	$340,067	20.6
Financial Services (a)	1,019,201	839,398	21.4
Information and Media Services(b)	60,576	119,313	(49.2)

Total operating segments	1,489,990	1,298,778	14.7
General corporate expense	(124,826)	(124,088)	(0.6)
Interest expense	(5,202)	(5,785)	10.1

Total operating profit	$1,359,962 *	$1,168,905 *	16.3

N/M -not meaningful

*	Income from continuing operations before taxes on income
(a)	Includes a $6.8 million pre-tax gain on the sale of Corporate Value Consulting on September 30, 2005.
(b)	Includes a $5.5 million pre-tax loss on the sale of the Healthcare Information Group on November 8, 2005.

The McGraw-Hill Companies
Operating Results by Segment
Periods ended December 31, 2005 and 2004

(dollars in thousands)
(unaudited)

	Three Months			Twelve Months

	2005	2004	% Favorable (Unfavorable)	2005	2004	% Favorable (Unfavorable)

Operating Profit
McGraw-Hill Education	$36,449	$28,553	27.7	$410,213	$340,067	20.6
Restructuring charge	9,044	—		9,044	—

McGraw-Hill Education excluding restructuring	45,493	28,553	59.3	419,257	340,067	23.3

Financial Serviices (a)	286,458	249,332	14.9	1,019,201	839,398	21.4
Restructuring charge	1,170	—		1,170	—

Financial Services excluding restructuring	287,628	249,332	15.4	1,020,371	839,398	21.6

Information and Media Services (b)	29,785	57,013	(47.8)	60,576	119,313	(49.2)
Restructuring charge	10,238	—		10,238	—

Information and Media Services excluding restructuring	40,023	57,013	(29.8)	70,814	119,313	(40.6)

Total operating segments	352,692	334,898	5.3	1,489,990	1,298,778	14.7
Restructuring charge	20,452	—		20,452	—

Total operating segments excluding restructuring	373,144	334,898	11.4	1,510,442	1,298,778	16.3

General corporate expense	(37,130)	(33,232)	(11.7)	(124,826)	(124,088)	(0.6)
Restructuring charge	2,789	—		2,789	—

General corporate expense excluding restructuring	(34,341)	(33,232)	(3.3)	(122,037)	(124,088)	1.7

Interest income/(expense)	1,816	(20)	N/M	(5,202)	(5,785)	10.1

Total operating profit excluding restructuring	$340,619 *	$301,646 *	12.9	$1,383,203 *	$1,168,905 *	18.3

N/M - not meaningful

*	Income from continuing operations before taxes on income
(a)	Twelve months includes a $6.8 million pre-tax gain on the sale of Corporate Value Consulting on September 30, 2005.
(b)	Three and twelve months includes a $5.5 million pre-tax loss on the sale of the Healthcare Information Group on November 8, 2005.

SOURCE  The McGraw-Hill Companies
     -0-                                     01/25/2006

/CONTACT:	Media Relations Contacts:
Steven H. Weiss
Vice President, Corporate Communications
(212) 512-2247 (office)
(917) 699-9389 (mobile)
weissh@mcgraw-hill.com

Mary Skafidas
Director, Corporate Communications
(212) 512-2826 (office)
(347) 351-6407 (mobile)
mary_skafidas@mcgraw-hill.com

Investor Relations Contact:
Donald S. Rubin
Senior Vice President, Investor Relations
(212) 512-4321 (office)
(212) 512-3840 (fax)
donald_rubin@mcgraw-hill.com /

     /Web site:  http://www.mcgraw-hill.com
                       http://www.mcgraw-hill.com/investor_relations /